Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form F-4 of our report dated May 7, 2010 relating to the consolidated financial statements of Promotora de Informaciones, S.A. (Prisa) (which report expresses an unqualified opinion and includes an explanatory paragraph, relating to actions taken by Prisa in 2010 to restructure its financial debt and strengthen its capital structure as required in the agreements with the lending banks as discussed in Note 1) and to the reference to us under the heading “Experts” in this Registration Statement.
/s/  Deloitte, S.L.

Deloitte, S.L.
Madrid, Spain
May 7, 2010